Exhibit 10.6

January 16, 2012

Mr. Dan F. Smith

3221 Avalon Place

Houston, Texas 77019

LETTER AGREEMENT FOR

CHAIRMAN’S SERVICES

Dear Dan:

This letter agreement (the “Agreement”) shall set forth the terms of our understanding in connection with your role as the non-employee Chairman of the Board of Directors (the “Board”) of Nexeo Solutions Holdings, LLC (“Nexeo”).

You have agreed to serve as Chairman of the Board through December 31, 2012, and for subsequent one-year terms as may be mutually agreed upon by you and Nexeo. You will receive $40,625 per quarter, paid quarterly, commencing January 1, 2012. You will also be eligible to receive a bonus in an amount up to $162,500 in December of each term provided you have continuously served as Chairman through September 30th of that year and the business achieved the yearly adjusted EBITDA target set for the Nexeo Solutions, LLC Executive Leadership Team in that fiscal year. Any bonus will be paid at the same time the leadership team receives its bonuses and utilize the same payout factor.

You will be reimbursed for all reasonable business-related expenses incurred in connection with your Board service. In addition, you will receive Series B Units (profits interests) worth $100,000 each April 1. The threshold value for those units will be established by the Compensation Committee in accordance with Nexeo’s valuation program. These units time vest over a two-year period on the anniversary of the grant date, provided you continuously serve as Chairman from the grant date to the applicable vesting date.

This Agreement shall automatically terminate upon either your resignation or Nexeo’s removal of you as Chairman of the Board. In the event you are removed as Chairman without cause, you shall be entitled to receive $162,500. In the event you resign or are removed from the Board with cause, you shall be entitled to receive the pro-rata amount of your quarterly service fee up through your last date of service.

This Agreement shall be governed by the laws of the State of Texas and constitutes the entire Agreement between Nexeo and you with respect to your service as Chairman of the Board. Effective January 1, 2012, this Agreement supersedes that certain Chairman of the Board Agreement between Nexeo and you, dated as of April 1, 2011, and all other prior and contemporaneous oral and written agreements, representations and understandings, which are hereby terminated, except for those agreements listed on Schedule 1, which shall remain in full force and effect. This Agreement may be extended for subsequent terms, modified or rescinded only by a writing signed by both parties or their authorized agents.

If this Agreement correctly sets forth your understanding of your service as Chairman of the Board, please indicate your approval and acceptance below and return one copy of this letter to me.

Very truly yours,

/s/ Kevin Burns
Kevin Burns
Chair, Compensation Committee of the Board of Directors of Nexeo Solutions Holdings, LLC

Accepted and Agreed to this 3rd
day of February , 2012.

By:	/s/ Dan F. Smith
Dan F. Smith

CC:	David Bradley

Mike Farnell

Lisa Britt

SCHEDULE 1

1.	Series A Unit Agreement between Nexeo and Dan F. Smith, dated as of August 18, 2011

2.	Series B Unit Agreement between Nexeo and Dan F. Smith, dated as of August 18, 2011

3.	Indemnification Agreement between Nexeo, Nexeo Solutions, LLC and Dan F. Smith, dated as of April 1, 2011